Exhibit 10.3

WestMountain Gold, lnc.		Terra Gold Corp.
a Color ado corporation		an Alaska corporation

By:	/s/ RICHARD BLOOM	By:	/s/ RICHARD BLOOM
Name:	Richard Bloom	Name:	Richard Bloom
Title:	President	Title:	President

3

SECURED PROMISSORY NOTE

Denver, Colorado

February 7, 2018

FOR VALUE RECEIVED, the undersigned, **WestMountain Gold, Inc.**, a Colorado corporation ("***WMTN Gold***"), and **Terra Gold Corp.**, WMTN Gold's wholly owned Alaska corporation subsidiary ("***Terra Gold***") (WMTN Gold and Terra Gold are herein called "***Borrowers***"), hereby unconditionally promise to pay on or before the "Maturity Date", as defined below, to the order of **BOCO Investments LLC**, a Colorado limited liability company, its successors and assigns ("***Holder***") at 262 E. Mountain Ave., Fort Collins, CO 80524, or such other place and manner as may be designated by Holder, in lawful money of the United States of America, immediately available funds, the principal sum of Five Million and no/100 dollars ($5,000,000), and interest on the outstanding principal balance as provided herein.

THE OBLIGATIONS DUE UNDER THIS SECURED PROMISSORY NOTE ARE SECURED BY THAT CERTAIN DEED OF TRUST, SECURITY AGREEMENT, ASSIGNMENT OF PRODUCTION, RENTS AND LEASEHOLD INTERESTS AND FINANCING STATEMENT DATED FEBRUARY __, 2018 AND EXECUTED BY BORROWERS IN FAVOR OF LENDER (THE "***SECURITY AGREEMENT***").

All terms not otherwise defined herein shall have those definitions as are ascribed to those terms in the Security Agreement.

1. Repayment. Interest shall accrue on the outstanding principal balance of this Note but shall not be compounded. The outstanding principal balance this Note, together with any accrued but unpaid interest thereon, shall be due and payable on or before the fifth anniversary of the date hereof (the "***Maturity Date***"). All payments shall be applied first to accrued interest and then to principal. If any amount owing under this Note is payable on a day that is not a business day, then that amount will be payable on the first business day thereafter.

2. Interest. This Note shall accrue interest in like money on the outstanding principal amount from the date hereof from at the rate of 2% per annum above the rate equal to the current yield of a 10-year U.S. Treasury bond from time to time in effect. The rate of interest under this Note will change annually on each anniversary of the date hereof. After default, the outstanding principal amount shall bear interest at the rate of 14% per annum (the "***Default Rate***"). Accrued interest on the outstanding principal amount shall be payable upon any prepayment or at the Maturity Date, whether by acceleration or otherwise and after the Maturity Date on demand.

3. Prepayment. The indebtedness evidenced hereby may be prepaid in whole or in part, at any time and from time to time, without penalty. Any such payments shall be credited first to any accrued and unpaid interest and then to the outstanding principal balance hereof.

4. Waiver. Borrowers waive presentment for payment, demand, protest and notice of protest and of non-payment.

5. Extension. Borrowers shall have the option to extend the Maturity Date for an

additional two-year period provided Borrowers pay Lender an amount equal to one half of the outstanding accrued interest as of the five-year anniversary date and further provided the other half of the accrued interest shall be added to the outstanding principal balance.

6. Invalidity. Any provision of this Note that is deemed invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining provisions of this Note.

7. Relationship of Parties. Nothing in this Note shall create a relationship between Borrowers and the Holder of partnership or of principal and agent, it being their intent that their relationship is that of debtor and creditor.

8. Default. If any of the following events shall occur (each an "***Event of Default***"), the outstanding principal balance of this Note together with accrued interest thereon shall, on demand by Lender the Holder of this Note, be due and payable: any amount owing under this Note is not paid when due; a default under any other provision of this Note, the Security Agreement, or under any guarantee or other agreement providing security for the payment of this Note; a breach of any representation or warranty under this note or under any such guarantee or other agreement; the liquidation or dissolution of a Borrower or any individual, corporation, partnership or other entity guaranteeing or providing security for the payment of this Note; the sale of a material portion of the business and assets of a Borrower or any corporation, partnership or other entity guaranteeing or providing security for the payment of this Note; the filing of a petition under any bankruptcy, insolvency or similar law by a Borrower or by any individual, corporation, partnership or other entity guaranteeing or providing security for the payment of this Note; the making of any assignment for the benefit of creditors by a Borrower or by any individual, corporation, partnership or other entity guaranteeing or providing security for the payment of this Note; the filing of a petition under any bankruptcy, insolvency or similar law against a Borrower or against any individual, corporation, partnership or other entity guaranteeing or providing security for the payment of this Note and such petition not being dismissed within a period of thirty (30) days of the filing.

9. No Waiver. No failure to accelerate the indebtedness evidenced hereby by reason of default hereunder, acceptance of a past-due installment or other indulgence granted from time to time, shall be construed as a novation of this Note or as a waiver of such right of acceleration or of the right of Holder to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted hereunder or by applicable laws. No extension of the time for payment of the indebtedness evidenced hereby or any installment due hereunder, made by agreement with any person or entity now or hereafter liable for payment of the indebtedness evidenced hereby, shall operate to release, discharge, modify, change or affect the original liability of the Borrowers hereunder or that of any other person now or hereafter liable for payment of the indebtedness evidenced hereby, either in whole or in part, unless Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement or any waiver, change, modification or discharge is sought.

10. Notices. Notices under this Note shall be made as provided in the Security

Agreement.

11. Governing Law. The validity, meaning, enforceability and effect of this Note, and the rights and liabilities of the parties, shall be determined in accordance with the laws of the State of Colorado.

12. Expenses. Borrowers shall pay on demand (a) all expenses of collecting and enforcing the provisions of this Note, the Security Agreement, and of any guarantee, security agreement or collateral securing this Note, including, without limitation, reasonable legal fees and disbursements, court costs, the cost of appellate proceedings, and any other reasonable expenses of ligation.

13. Amendment. This Note may not be amended without the written approval of the Holder.

Dated as of the date first set forth above.